Exhibit 99.1

CytoSorbents Announces the Data Safety Monitoring Board Recommends Continuation of REMOVE Endocarditis Trial

MONMOUTH JUNCTION, NJ – February 4, 2019 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announced that the Data Safety Monitoring Board (DSMB) of the German government-funded REMOVE Endocarditis trial recommended continuation of the study following an interim analysis on the first 50 patients of the study.

Prof. Dr. med. Frank Brunkhorst, Director of the Center for Clinical Studies at Jena University Hospital who is providing management and oversight to the REMOVE trial, and Prof. Dr. med. Torsten Doenst, Director of the Clinic for Cardiac and Thoracic Surgery at the University of Jena, provided a joint statement, “The Scientific Advisory Board (SAB) of the Center of Sepsis Control and Care (CSCC) and the Data Safety Monitoring Board (DSMB) of the REMOVE study recommended continuation of the study, based upon results of a pre-specified interim analysis that analyzed cytokine and vasoactive mediator levels as an indicator of the mechanistic mode of action of the device in 28 CytoSorb-treated patients and 22 control patients. There were no device-associated adverse events in the CytoSorb group.”

Dr. med. Mahmoud Diab, Principal Investigator of the REMOVE Trial, senior cardiac surgeon and Head of the Endocarditis division at the Clinic for Cardiac and Thoracic Surgery at the University of Jena stated, "We are pleased to have passed this significant milestone for the REMOVE endocarditis trial and thank all of the participating centers for their continued contributions to this important study. We are eager to continue the trial so that we will get important information on the clinical end points in these critically-ill patients. We thank the German government for support. Currently, enrollment is in-line with our goals, and we are confident in being able to advance this trial to completion."

The REMOVE Trial (“REvealing Mechanisms and Investigating Efficacy Of Hemoadsorption for Prevention of Vasodilatory Shock in Cardiac Surgery Patients With Infective Endocarditis”) is a 250 patient randomized controlled, multi-center clinical trial in Germany designed to evaluate the safety and efficacy of intraoperative CytoSorb use during valve replacement surgery and cardiopulmonary bypass in patients with a dangerous bacterial heart valve infection. Trial collaborators include CytoSorbents, B.R.A.H.M.S. (a division of Thermo Fisher Scientific), and the Fraunhofer Institute for Interfacial Engineering and Biotechnology. The REMOVE trial is currently enrolling patients with documented infective endocarditis (according to DUKE criteria), with a EuroSCORE II (European System for Cardiac Operative Risk Evaluation II) > 3, and who require open heart surgery. The goal of the study is to demonstrate improved hemodynamic stability and reduced organ injury as primarily measured by the change in the Sequential Organ Failure Assessment (SOFA) Score with secondary endpoints measuring 30-day mortality, the need for supportive care therapies such as vasopressors, mechanical ventilation, and dialysis, incidence of stroke, and the length of intensive care unit and in-hospital stay.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution  in 55 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 56,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $26 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (USSOCOM), and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com and follow us on Facebook and Twitter

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:

 Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

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